EXHIBIT 10.3

CONFIDENTIAL PORTIONS OMITTED

AGREEMENT

This is an agreement (the “Agreement”) between Digimarc Corporation, a Delaware Corporation, having a place of business at 9405 SW Gemini Drive, Beaverton, Oregon 97008, and its subsidiaries (“Digimarc”), and The Nielsen Company (US), Inc., a New York Corporation, having a place of business at 770 Broadway, New York, New York 10003, its Subsidiaries and Affiliates (“Nielsen”).

Nielsen “Affiliates” are The Nielsen Company, B.V., a Netherlands corporation, and any of the Subsidiaries of The Nielsen Company, B.V. that are not also a Subsidiary of Nielsen (US).  Nielsen “Subsidiaries” include any corporation, partnership or other entity in which a party holds, directly or indirectly, ownership of, or the right to vote on behalf of, more than forty percent (40%) of its voting stock or other voting equity interests, for so long as such ownership or right to vote exists.  An entity in which Nielsen owns more than forty percent (40%) of its voting stock or other voting equity interests but less than a majority of the voting stock or other voting equity interests, is not considered a Subsidiary under this definition unless that entity agrees in writing to be bound to all applicable provisions of this Agreement.

The effective date of this Agreement is October 1, 2007 (“Effective Date”) and the parties hereby further agree:

1.              IP Ownership and License Grants.

1.1.   Digimarc Patents.  “Digimarc Patents” means all patents and patent applications owned by Digimarc that Digimarc has the right to license, and any reissues, continuations, continuations-in-part, divisionals, extensions, re-examinations, substitutions and renewals of any such patents and patent applications and any and all foreign counterparts and equivalents of the foregoing; excluding U.S. Patent Nos. [**], and any reissues, continuations, continuations-in-part, divisionals, extensions, re-examinations, substitutions, renewals and foreign counterparts and equivalents of those patents.

1.2.   Current Nielsen Products and Services.  Subject to the terms and conditions of this Agreement, as of January 1, 2008 (the “License Initiation Date”), Digimarc hereby grants to Nielsen a worldwide[**] (except as set forth in Section 6.4) license under the Digimarc Patents to make, have made, use, import, Sell and Offer to Sell Current Nielsen Products and Services.  “Current Nielsen Products and Services” means [**].

1.3.   CIMR Products and Services.  Subject to the terms and conditions of this Agreement, as of the License Initiation Date, Digimarc hereby grants to Nielsen a worldwide[**] (except as set forth in Section 6.4) license under the Digimarc Patents to make, have made, use, import, Sell and Offer to Sell the CIMR Products and Services.  “CIMR Products and Services” means products and

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services that are made or offered by and/or for Nielsen and that are provided to customers by Nielsen and described in Appendix D, and any improvements and other modifications, that are developed and marketed as a result of this Agreement, using [**].

1.4.   Technology and Patents Developed Pursuant to Services Agreement.  All (a) technology and patents arising from Services performed by Digimarc for Nielsen and paid for by Nielsen and (b) technology and patents that are jointly developed by Nielsen and Digimarc arising from Digimarc Services (collectively, the “[**] Technology”) shall be [**] owned by [**].  For so long as both the Current Nielsen Products and Services and CIMR Products and Services licenses are in effect and subject to Digimarc’s pre-existing agreements (as of the Effective Date, and as may be amended and/or extended from time to time in ways consistent with the relevant terms as they exist as of the Effective Date), Digimarc covenants that it shall [**] right, license or permission in or to any [**] Technology [**] the fields of CIMR Products and Services and [**]in which Nielsen conducts such activities as of the Effective Date (“[**]”).

1.5.         License Limitations and Exclusions.

1.5.1.      Pre-existing License.  The licenses for Current Nielsen Products and Services and CIMR Products and Services do not cover products and services covered by the license from Digimarc to [**], later [**] to Nielsen [**].

1.5.2.      Excluded Applications.  Neither Current Nielsen Products and Services nor CIMR Products and Services shall include: [**].

1.5.3.      Sell and Offer to Sell Defined.  The terms “Sell” and “Offer to Sell” and other forms of such terms, with respect to software products, mean the granting of licenses to use such software products in accordance with this Agreement.

1.5.4.      No implied licenses.  Nothing contained in this Agreement will be construed as conferring by implication, estoppel or otherwise, any license or other right under any patent rights or other industrial or intellectual property rights of either party except for the licenses expressly granted herein.  For the avoidance of doubt, the licenses for Current Nielsen Products and Services and CIMR Products and Services do not authorize Nielsen to grant any license concerning any Digimarc Patents that is not in connection with the use of CIMR Products and Services or Current Nielsen Products and Services.

2.     Royalties and Other Consideration for Licenses.

2.1.         Consideration Exchanged.  The minimum royalty payments and ongoing royalties and fees for Digimarc Services set forth in this Agreement provide

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partial consideration for several elements of value provided by Digimarc including: (i) licenses for both Current Nielsen Products and Services and CIMR Products and Services; (ii) use of Digimarc’s technology and market development work prior to the Effective Date; (iii) [**]; (iv) [**]; and (v) foregoing potential claims against alleged use of Digimarc Patents by Nielsen in Current Nielsen Products and Services while that license is in place.

2.2.         Current Nielsen Products and Services.  The license for Current Nielsen Products and Services shall remain in effect for so long as Nielsen is in compliance with payments of CIMR Royalties and Digimarc Service Fees, the Nielsen Commitment of Resources, and all other material terms of this Agreement.  The license will become permanent once Nielsen has paid [**].  The fully paid up license to Current Nielsen Products and Services will [**], and will continue in effect prospectively and perpetually without further fees or royalties to Digimarc, and will not be thereafter terminable. [**].

2.3.         CIMR Products and Services.  The license for CIMR Products and Services shall be royalty bearing:

2.3.1.     Royalties.  Nielsen will pay to Digimarc royalties on CIMR Net Revenues for each year (a “Royalty Year”), as follows:

In Royalty Year One (Jan.1-Sept. 30, 2008)	[**]%
In Royalty Year Two (Oct. 1, 2008-Sept. 30, 2009)	[**]%
In Royalty Year Three	[**]%
In Royalty Year Four	[**]%
In Royalty Year Five; and each year thereafter	[**]%.

2.3.2                      CIMR Net Revenues.  “CIMR Net Revenues” means all revenues recognized by Nielsen that are received from, attributable to, or derived from, the CIMR Products and Services, such as revenue from [**] fees, from [**], from [**] fees, from [**] fees, from [**] fees and from [**], less: (i) any [**].  All CIMR Net Revenues, including Other Non-Interest Income, shall be calculated in good faith by Nielsen in accordance with United States generally accepted accounting principles (“GAAP”).

2.3.3                      Minimum Royalties.  Regardless of the level of CIMR Net Revenues, Nielsen shall pay to Digimarc, on an equal quarterly basis, annual minimum royalties as follows:

In Royalty Year One -	$[**];
In Royalty Year Two -	$[**];
In Royalty Year Three -	$[**];
In Royalty Year Four -	$[**]; and
In Royalty Year Five -	$[**].

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2.3.4                    Royalty Payments.  With the exception of the Royalty Year One payments, quarterly payments of the annual minimum royalties shall be due on the first day of the quarter, e.g., the first quarterly payment for Royalty Year Two shall be due on October 1, 2008.  The three quarterly payments (of $[**]) for Royalty Year One shall be due on January 1, 2008, April 1, 2008, and July 1, 2008.

2.3.5                    Reports.  Within sixty (60) days after the end of each quarter in each Royalty Year, Nielsen will submit to Digimarc a statement in writing, in the form attached as Appendix B (the “Quarterly License Reporting Statement”), including with respect to that quarter:  (a) all CIMR Net Revenues; (b) the royalties owed to Digimarc under this Agreement based on such CIMR Net Revenues; and (c) such other information reasonably necessary to enable Digimarc to verify Nielsen’s calculation of royalties payable.

2.3.6                    Payment of Royalties in Excess of Minimums.  Within sixty (60) days after the end of each quarter of each Royalty Year, Nielsen shall pay to Digimarc the amount of the royalties owed for that quarter if earned royalties for that Royalty Year to date exceed the annual Minimum Royalties owed for that Royalty Year.  Royalty payments (including annual Minimum Royalties) are nonrefundable and any unused portions of annual Minimum Royalties do not carry forward into future Royalty Years.

2.3.7                    Credits.  If Nielsen has to reverse previously recognized CIMR Net Revenues reported under a previous Quarterly License Reporting Statement submitted to Digimarc in any Royalty Year in which Nielsen paid royalties exceeding the minimum annual royalty, Nielsen can claim a credit on a subsequent Quarterly License Reporting Statement in the same quarter it reverses this revenue on its income statement to the extent that it did actually pay royalties exceeding the minimum annual royalty for that Royalty Year.  Such credit will not exceed the amount of royalties to be paid in the then-current quarter, but the unused credit may be carried over to succeeding quarters until exhausted.

2.3.8                    Books and Records.  Nielsen will maintain documents with respect to the CIMR Net Revenues in accordance with United States generally accepted accounting principles (GAAP) and will make complete and accurate entries concerning all transactions relevant to this Agreement.  All such documents will be kept available by Nielsen for no less than three (3) years after the end of each Royalty Year or until the resolution of any dispute between the parties concerning the payment of royalties that arises within that three-year period.

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2.3.9                    Audit.  For a period of three (3) years following the end of any Royalty Year, or until the resolution of any dispute concerning the accuracy of any Quarterly License Reporting Statement submitted during that Royalty Year and arising within that three-year period, Digimarc (and its designated agents) shall have the right to inspect and examine relevant Nielsen documents relating to the calculation of royalties, provided, however, that Nielsen may redact such documents to preserve the confidentiality of Nielsen proprietary information that is not necessary to verify the calculation of royalties.  Any such inspection and examination will take place upon reasonable prior written notice to Nielsen, during Nielsen’s regular business hours and no more than once a year. The cost of such inspection and examination will be borne by Digimarc unless there is an actual underpayment of more than five percent (5%) by Nielsen in that Royalty Year, in which case Nielsen will pay the reasonable out-of-pocket cost of the inspection and examination.

2.3.10              Overdue Amounts.  Digimarc will be entitled to charge, and Nielsen will pay, interest on any overdue amounts or underpayments under this Agreement at the rate of one percent (1%) per month (or part thereof), or at such lower rate as may be the maximum rate allowed under applicable law.

3.               Digimarc Services.

3.1.      Authorized Services.  Digimarc will perform services for Nielsen relating to the CIMR Products and Services (the “Digimarc Services”), including research, development, engineering, quality assurance, market research and development, strategic planning, strategy development, business development, preparing, obtaining and maintaining patents, project management, reporting, and such other services or activities as the parties may mutually agree.  Digimarc will perform the Digimarc Services in good faith and with a reasonable standard of quality, but in no event with a standard of quality less than that Digimarc employs for services Digimarc performs for itself.  The Digimarc Services shall not include any time or labor spent by Digimarc in its own strategic planning or the management of its own organization, outside of the management of the specific activities to be conducted as part of such Services.

3.2         Annual Plan.  The particular services to be performed and expenditures to be made by Digimarc shall be set forth in an annual plan and budget (the “Annual Plan”).  The parties shall mutually agree upon a process for determining the Annual Plan, which shall state reasonable and specific objectives to be met by Digimarc, and which shall take into account Nielsen’s strategic goals and operational experience, Digimarc’s resources and capabilities to assist Nielsen in achieving those goals, and the market conditions then prevailing.  The parties shall also mutually agree upon an informal process for change management and for resolving disputes concerning determination of the Annual Plan.  In all events,

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Digimarc shall make resources available in each year covered by a timely submitted and reasonable Annual Plan (a “Plan Year”) sufficient to perform the Services identified in the Annual Plan.  The first Plan Year will begin on October 1, 2007, prior to completion of the Annual Plan, based upon a short statement of work to be agreed upon by the parties.  The first Annual Plan will be determined as soon as practicable thereafter, and no later than December 15, 2007.  Successive Annual Plans shall be determined no later than ninety (90) days prior to the beginning of each subsequent Plan Year.  If Digimarc reasonably believes that any requested changes to the Annual Plan will result in additional expenditures exceeding those approved by Nielsen in the Annual Plan, it shall so inform Nielsen.  If Nielsen and Digimarc agree to the requested changes and such additional expenditures, they shall amend the Annual Plan to reflect such changes.  Unless Nielsen authorizes such additional expenditures in writing, Nielsen shall not be obligated to pay for Services in excess of the larger of (a) the amount set forth in the Annual Plan (including as amended pursuant to the preceding sentence) or (b) the Service Minimum Fee (as defined below).

3.3   Quarterly Reporting and Review.  Within thirty (30) days following the end of each quarter during each Plan Year, Digimarc shall provide reports stating its progress in achieving the objectives set forth in the Annual Plan, and describing in detail the Services performed and expenditures made in that quarter.  The parties shall mutually agree upon a process for a joint quarterly review of Digimarc’s progress in achieving the objectives set forth in the Annual Plan, and for considering any changes that either Nielsen or Digimarc may propose to the Annual Plan.

3.4   Minimum Service Fees.  Subject to any termination of its obligation to engage Digimarc to perform Services, Nielsen shall pay, in equal quarterly payments as set forth below, the following minimum annual amounts for Services in each Plan Year (the “Minimum Service Fees”):

Annual Plan Period	Plan Year 1		Plan Year 2		Plan Years 3-5 (per year)

Minimum Fees	$	[**]	$	[**]	$	[**]

Quarterly payments of such fees, including Minimum Service Fees, will be due and payable to Digimarc only for those quarters in which Digimarc performs Services in accordance with a timely submitted and reasonable Annual Plan, at such levels as would be sufficient to generate the Minimum Service Fees as set forth above; or if Nielsen fails to timely submit a reasonable Annual Plan, in which Digimarc was ready, willing and able to perform such level of Services.  Quarterly Minimum Service Fee payments are due and payable to Digimarc on the first day of each quarter in which the Services are to be provided.  There will be no Minimum Service Fee for the first quarter (beginning October 1, 2007) of the first Plan Year.  The Plan Year 1 Minimum Service Fees, less actual fees earned in that first quarter, will be spread evenly over the remaining quarters of that Year.

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3.5   Labor Rates.  Labor rates charged for Services will be as shown in Appendix A.  The labor rates will be increased by five percent per year, reflecting an estimate of average rates of wage and benefits cost inflation, and may otherwise be adjusted by mutual agreement of the parties.

3.6   Services Payment Schedule and Invoice.  Digimarc shall furnish an invoice to Nielsen following each quarter of any Plan Year.  The invoice shall be accompanied by an itemization of the Services actually performed in that quarter, including an identification of individual timekeepers, their respective hours and rates, and the nature of the work performed by them with reference to the objectives of the Annual Plan.  The invoice shall also be accompanied by an itemization of those out-of-pocket expenditures reasonably incurred by Digimarc in performing the Services, reimbursement of which shall be included in the Minimum Service Fees.  Within thirty (30) days of receipt of such invoice, Nielsen shall pay for Services actually performed by Digimarc in accordance with the then-current Annual Plan in that quarter to the extent that the Services actually performed by Digimarc within that Plan Year to date, as reflected in the cumulative quarterly invoices for that Plan Year, exceed the Minimum Service Fees owed for that Plan Year cumulatively to date.  If the amount of Services actually performed and invoiced in that quarter, when added to the amount of Services actually performed and invoiced in prior quarters of that Plan Year, is less than the Minimum Service Fees owed for that Plan Year cumulatively to date, Nielsen shall [**].

3.7   Audit Rights.  For a period of three (3) years following the end of any Plan Year, or until resolution of a dispute concerning the accuracy of the invoices or quarterly reports for a particular Plan Year arising within that three-year period, Nielsen (and its designated agents) shall have the right to inspect and examine Digimarc’s books and records relating to the Digimarc Services, including time records and activity logs, for the purpose of determining whether Digimarc’s invoices and quarterly reports for that Plan Year are accurate; provided, however, that Digimarc may redact such documents to preserve the confidentiality of Digimarc proprietary information that is not necessary to verify the accuracy of the invoices or quarterly reports.  Any such inspection and examination will take place upon reasonable prior written notice to Digimarc, during regular business hours and no more than once a year.  Digimarc shall promptly refund to Nielsen any amount that the audit shows was overpaid by Nielsen in that Plan Year per the Agreement and, if the overpayment is greater than 5% of the total payment for that Plan Year, Digimarc shall also pay the reasonable out-of-pocket costs of the inspection and examination.

3.8   Nielsen Commitment of Resources.   For so long as the CIMR Products and Services license remains in effect, Nielsen shall use its reasonable best efforts to develop and support the CIMR Products and Services, including the commitment of a reasonable amount of marketing, financial and organizational resources.  In furtherance of those efforts, Nielsen shall prepare an annual plan for the development and support of the CIMR Products and Services business, shall invite Digimarc to

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advise and contribute to the formation of such plan, and shall share such plan with Digimarc.

3.9   Digimarc Opportunity [**].   For so long as [**], Nielsen shall provide Digimarc with a reasonable opportunity to [**].

3.10 Limitations on Digimarc Services [**].  For as long as Nielsen is timely paying Digimarc for Digimarc Services, Digimarc shall not [**].

3.11 Patent Prosecution.  The parties shall endeavor to identify potentially patentable inventions arising from the Digimarc Services relating to the [**] Technology.  As such inventions are identified and the filing of patent applications is agreed upon, [**] will have primary responsibility to manage the process of applying for and maintaining patents relating to the [**] Technology.  The parties shall agree upon a process enabling [**] to have substantial prior review and participation in the preparation of patent applications relating to [**] Technology.  [**] and [**] shall [**] the reasonable expenses incurred by [**] in the prosecution and maintenance of such patents on [**] basis, including expenses incurred after the termination of the Services.  Notwithstanding the foregoing, either party may decide, at any time, that it does not wish to pay its share of the costs of applying for or maintaining patents relating to [**] Technology, which decision can be made on a jurisdiction by jurisdiction basis.  In that event, the other party has the option either to abandon the application or patent, or to proceed on its own to pay the remaining costs of applying for or maintaining the patent.  If either elects not to pay its share of the costs of applying for or maintaining such patent, notwithstanding that the other party may elect to apply for and maintain such patent, the parties’ respective ownership and rights in that patent shall otherwise remain unchanged.  For so long as the Services portion of this Agreement shall be in effect, all reasonable costs reasonably incurred by [**] that are to be paid by [**] pursuant to this provision shall be invoiced by [**] and included in [**].

3.12        Patent Enforcement.  Unless limited by the covenant of Section 1.4, each party shall have the right to defend or prosecute its rights in and to the [**] Technology, in its own name, on its own behalf, and at its own expense.  Each party shall be entitled to retain all revenue obtained by it from third parties (without accounting to the other) as a result of any revenue generating activities.

3.13        Nielsen Data Rights Retention.  Nielsen retains the sole right to use or grant to any third party the right to use, any [**], as well as [**].  Digimarc will have no right to use or grant any rights of usage of any [**].

3.14        Assertion and Defense of Patents.  Except as provided in this section, all defense and litigation of Digimarc Patents will remain the sole responsibility of Digimarc.  Digimarc has no duty to enforce any patents.  All defense and litigation of patents owned or controlled by Nielsen independent of Digimarc (the “Nielsen Patents”), will remain the sole responsibility of Nielsen.  Nielsen has no duty to

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Digimarc to enforce any Nielsen Patents.  For so long as Nielsen enjoys a covenant concerning certain [**] Technology, Nielsen has the right, as between Digimarc and Nielsen, to bring suit against third parties for infringement of those patents within those fields and may, if it deems it necessary, join Digimarc as a party to such lawsuits.  In such event, Nielsen shall be solely responsible for all costs of such litigations and shall be entitled to retain the proceeds from any such case to the extent they relate to infringement occurring within the [**] fields.  Any proceeds relating to infringement occurring outside the [**] field shall be shared with Digimarc on [**] basis, after the deduction of [**].

4.              Remedies for Breach.

4.1.         Responsibility for Performance.  Nielsen (US) shall be solely responsible for its performance under this Agreement. A breach by a Subsidiary or by an Affiliate shall be deemed to be a breach by Nielsen (US).

4.2.         Remedies for Breach.  If either party materially breaches this Agreement, the non-breaching party may, in addition to other remedies at law and in equity, terminate this Agreement.  Prior to terminating this Agreement for breach, the non-breaching party must first give the breaching party written notice specifying in detail the alleged breach.  The breaching party shall then have sixty (60) days to cure such breach.

5.              Termination.

5.1       Nielsen Option to Terminate After [**] Years.  Within thirty days after the [**] anniversary of the Effective Date, Nielsen may terminate this Agreement if, in its reasonable judgment, the market opportunity for CIMR Products and Services has not been realized.  Notwithstanding the foregoing, the parties agree that the market opportunity will be considered to have been realized if the CIMR Products and Services generate CIMR Net Revenues of at least $[**] in [**].

5.2       Nielsen Option to Terminate After [**] Years.   Nielsen may terminate this Agreement at any time after the [**] anniversary of the Effective Date for any reason or no reason.

5.3       Termination by Digimarc Due to Patent Challenges by Nielsen.  If Nielsen files an action challenging the validity or enforceability of any Digimarc Patents (except as a defense or counterclaim to an action for infringement brought by Digimarc or its assignee), Digimarc can: (i) before the Current Nielsen Products and Services license becomes permanent under Section 2.2, terminate either or both of the Current Nielsen Products and Services license and/or the CIMR Products and Services license; and (ii) after that time, terminate the CIMR Products and Services license.

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5.4       Termination of CIMR License Due to Failure to Meet Working Requirements.   Following any Royalty Year after Royalty Year [**] of this Agreement, Digimarc may terminate the CIMR Products and Services license, with prospective effect only, if Nielsen does not pay Digimarc: (a) at least $[**] in royalties for a Royalty Year within sixty (60) days following the end of that Royalty Year; or (b) if royalties for a Royalty Year are less than $[**], a lump sum payment equal to the difference, to be made within sixty (60) days following the end of that Royalty Year.

5.5       Notice of Termination.   Any termination of this Agreement by either party for any reason other than the material breach of the other party shall be made on no less than ninety (90) days’ notice to the other party.

5.6       Effects of Termination.  Termination of this Agreement by either party prior to the [**] anniversary of the Effective Date will automatically terminate the licenses for CIMR Products and Services and for Current Nielsen Products and Services, unless Nielsen agrees to pay, and does pay, [**], in that latter case, only the license for CIMR Products and Services will automatically terminate. Thereafter, if Nielsen elects to terminate after [**] years pursuant to Section 5.2, the license for CIMR Products and Services will automatically terminate.  In the event of termination of either or both licenses for any reason, [**].  In other words, [**].  Digimarc will not be barred from [**].  If either, or both, of the Current Nielsen Products and Services or the CIMR Products and Services licenses are terminated, the covenant in Section 1.4 with respect to [**] Technology shall automatically terminate. After termination of the CIMR Products and Services license, Nielsen shall have no right to use trade secrets or other information and plans of Digimarc in the CIMR Products and Services.  [**].

6.              Other Provisions.

6.1.         Press Release.  The parties will issue a mutually agreeable press release, similar to the one in Appendix C, relating to the subject matter of this Agreement no later than four days after execution of this Agreement.  Except as expressly permitted herein, neither party will make public announcements or issue press releases relating to this Agreement without the prior written consent of the other party, which consent or refusal will not be unreasonably withheld.

6.2.         Confidentiality.  Each party agrees that it will treat this Agreement as confidential and will handle confidential information of the other party in a manner consistent with the policies and practices of that party for handling its own confidential information.  Notwithstanding the foregoing, either party may provide a copy of this Agreement to a third party considering in good faith a bona fide transaction as contemplated in Section 6.4, provided that such third party agrees in writing to be bound to a confidentiality agreement customary to such transactions and prohibiting use of its knowledge of this Agreement or its

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provisions for any competitive purpose.  Upon request by the disclosing party with respect to specifically identified information, the receiving party will return to the disclosing party or destroy all of the confidential information in the receiving party’s possession or control furnished to it by the disclosing party which the receiving party does not need to retain in order to perform any obligations imposed, or exercise any rights (including rights of ownership) acquired, by this Agreement, and shall certify in writing its return or destruction of such confidential information.  If the receiving party is subject to judicial or governmental proceedings or is subject to government regulations requiring disclosure of confidential information of the disclosing party, then prior to disclosing such information, the receiving party will provide the disclosing party with reasonable prior notice for the disclosing party to seek a protective order for confidential treatment of the confidential information and will only disclose that information that is necessary and required.  If the entire Agreement is terminated, the obligations set out in this Section will extend for a period of [**] years from this termination date, except that the confidential information of the disclosing party that is specifically identified by it as a trade secret will be protected for a period of [**] years.

6.3.         Non-solicitation.  Neither party will, directly or through a third party, during the period of the Digimarc Services and for a period of [**] after the end of such Services, solicit or entice away those key employees of the other party specifically identified to it by name in Appendix E hereto (as may be amended from time to time at the sole discretion of either party), provided that the foregoing will not prohibit either party from hiring or soliciting to hire any person (a) responding to general advertising or general solicitations (including solicitations by recruiting firms retained by a party and not directed at the employees of the other party), or (b) who has been terminated by another party, or (c) has not been employed by the other party during the [**] preceding any such action.

6.4.         Assignment.  Neither party may assign any of its rights or obligations under this Agreement to any person without the prior written consent of the other, and any such purported assignment shall be null and void from inception; provided, however, that (a) either party may assign all its rights and delegate all its obligations hereunder to a single person without such approval in connection with: (i) a merger, consolidation, reorganization, statutory conversion, amalgamation or similar corporate transaction, or (ii) a sale or other disposition of all or substantially all of its assets in the businesses relating to this Agreement, and (b) Nielsen may assign all its rights and delegate all its responsibilities to an Affiliate in connection with a restructuring or reorganization of Nielsen.  In the event that Digimarc assigns this Agreement to [**] (an “Assignee”) pursuant to this provision, the Digimarc Patents subject to the licenses granted in this Agreement shall include [**].

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6.5.         Bankruptcy.  Any intellectual property licenses and rights granted to either party hereunder or pursuant hereto are, and will be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code (“Code”) licenses of “intellectual property”, as defined under the Code.  Notwithstanding any provision contained herein to the contrary, if a party is under any proceeding under the Code and the trustee in bankruptcy of that party, or that party as a debtor in possession, rightfully elects to reject this Agreement, then the other party pursuant to the relevant portions of Section 365(n) of the Code may retain any and all of such other party’s licenses and rights hereunder to the maximum extent permitted by law.

6.6.         Tolling.  Nielsen agrees to toll any statute of limitations and any time limitation on damages under [**] relative to [**].  In return for this tolling agreement, Digimarc will not [**].

6.7.         Limitations on Damages.  NEITHER DIGIMARC NOR NIELSEN WILL BE LIABLE UNDER ANY CIRCUMSTANCES OR ANY LEGAL OR EQUITABLE THEORY, WHETHER IN CONTRACT, TORT, STRICT LIABILITY OR OTHERWISE FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, EXEMPLARY, RELIANCE, PUNITIVE OR SPECIAL DAMAGES ARISING OUT OF THIS AGREEMENT, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

6.8.         Infringement Remedies.  Nothing in this Agreement prevents either party from seeking any available remedies under patent law for any patent infringement by the other party in periods when the party does not have a license to that activity including any remedies available under 35 U.S.C. 281, 283, 284 and 285.

6.9.         Governing Law, Jurisdiction and Venue.  This Agreement shall be governed by New York law.  Effective as of the termination date of either license in this Agreement, Digimarc may seek judgment and remedies for alleged infringement of its patents in any forum where jurisdiction and venue are proper, including the United States International Trade Commission or Government Customs Service proceedings, for alleged infringement occurring before the License Initiation Date or after any such license termination date.  All other matters concerning the interpretation of, or performance under, this Agreement will be resolved in the state or federal courts in New York applying New York law and jurisdiction and venue will be proper in such New York courts.

6.10.         No Waiver.  Each and all of the various rights, powers and remedies of the parties will be considered to be cumulative with and in addition to any other rights, powers and remedies which such parties may have at law or in equity in the event of breach of any of the terms of this Agreement.  The exercise or partial exercises of any rights, powers or remedies will neither constitute the exclusive election thereof nor the waiver of any other right, power or remedy available to such party.  In no event will any waiver of any rights hereunder constitute the

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waiver of such rights in any future instance unless the waiver so specifies in writing.

6.11.                   Notices.  All notices of breach or early termination must be made in writing.  Any written notice under this Agreement will be sent by email with a hard copy sent via certified mail, return receipt requested, or by recognized courier service with tracking capabilities.  The notice will be deemed effective as of the earlier of (i) the date of delivery, as evidenced by a delivery receipt or the addressee’s registry, or (ii) five business days after sending notice to the correct address in the authorized manner.  The addresses of the parties, as set forth above, will be used for any such notice unless either party hereafter designates a substitute address in writing in accordance with this provision.

The contacts to address the notices to are:

For Digimarc: Reed Stager, Executive Vice President; with a co-copy to: General Counsel; and

For Nielsen: James M. O’Hara, President, Media Product Leadership; with a co-copy to: General Counsel.

6.12.                   Integration.  This Agreement embodies the entire agreement of the parties hereto regarding the subject matter herein, and supersedes and cancels any and all previous negotiations, agreements or commitments with respect to them.

6.13.                   Severability.  If any provision of this Agreement is held to be void or unenforceable, the parties agree that such determination will not result in the nullity or unenforceability of the remaining portions of this Agreement.  The parties further agree to replace such void or unenforceable provisions of this Agreement with valid and enforceable provisions that will achieve, to the extent legally permissible, the economic, business and other purposes of the void or unenforceable provisions and that reflect the intent of the parties when entering into this Agreement.

6.14.                   Amendments.  This Agreement may not be modified in any manner except by an instrument in writing duly signed by each of the parties hereto.

6.15.                   Construction.  Each party and its counsel have participated fully in the review and revision of this Agreement.  Any rule or construction to the effect that ambiguities are to be resolved against the drafting party will not apply in interpreting this Agreement.

6.16.                   No Agency.  Nothing in this Agreement will be construed as creating any agency, partnership or other form of joint enterprise between Digimarc and Nielsen.  The relationship between Digimarc and Nielsen will at all times be that

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of independent contractors.  Neither party will have authority to contract for or bind the other in any manner whatsoever.

6.17.                   Other Documents.  Each party hereto will execute any documents which may be necessary or advisable to carry out or effectuate the foregoing.

6.18.                   Survival.  Upon expiration or termination of this Agreement, rights to payment under this Agreement and the provisions set out in Sections 2.3.5-2.3.10, 3.11-3.14, 4, 5.6 and 6.2-6.19 will remain in effect.

6.19.                   Counterparts.  This Agreement may be executed in separate counterparts, and by facsimile, each of which will be deemed an original, and when executed, separately or together, will constitute a single original instrument, effective in the same manner as if the parties had executed one and the same instrument.

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CONFIDENTIAL PORTIONS OMITTED

DIGIMARC CORPORATION		THE NIELSEN COMPANY (US),
INC.

By:	/s/ Robert P. Chamness	By:	/s/ James O’Hara
(Signature)		(Signature)

Robert P. Chamness		Name: James O’Hara
(Please print)

CLO and Secretary		Title: President-Media Product Leadership

Date: November 27, 2007		Date: November 27, 2007